                                                               Exhibit 99(d)(4)


                              SHAREHOLDER AGREEMENT


                  This SHAREHOLDER AGREEMENT (this "Agreement"), dated as of October 18, 2001 is made and entered into among e-MedSoft.com, a Nevada corporation ("Parent"), TLC Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of Parent ("Merger Sub"), and each party listed under the heading "SHAREHOLDER" on the signature page hereof (each a "Shareholder" and collectively, the "Shareholders");

                              W I T N E S S E T H:

                  WHEREAS, as of the date hereof, each Shareholder owns beneficially and of record the number of shares of common stock, par value $0.01 per share ("Company Common Stock"), of Tender Loving Care Health Care Services, Inc., a Delaware corporation (the "Company"), set forth opposite the Shareholder's name on Exhibit A hereto (the total number of shares of Company Common Stock owned by the Shareholder, and any other Company Common Stock that the Shareholder acquires, whether by means of purchase, dividend, distribution, exercise of any stock options or otherwise, prior to the termination of this Agreement, being collectively referred to as the "Shares");

                  WHEREAS, concurrently with the execution and delivery of this Agreement, the Company, Parent, and Merger Sub are entering into an Agreement and Plan of Merger of even date herewith (the "Merger Agreement"), which, upon the terms and subject to the conditions set forth therein) provides for, among other things, a tender offer (the "Offer") by Merger Sub for the Company Common Stock and the subsequent merger of Merger Sub with and into the Company (the "Merger"); and

                  WHEREAS, as a condition to their willingness to enter into the Merger Agreement, Parent and Merger Sub have requested each Shareholder to agree, and in order to induce Parent and Merger Sub to enter into the Merger Agreement each Shareholder has agreed, to enter into this Agreement.

                  NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants, and agreements hereinafter set forth, the parties hereto hereby agree as follows:

                                   ARTICLE 1

                  SHAREHOLDERS' REPRESENTATIONS AND WARRANTIES


         Each Shareholder, severally (and not jointly), hereby represents and warrants to Parent and Merger Sub with respect to itself and the Shares its holds (as set forth on Exhibit A hereto) as follows:

         SECTION 1.1 DUE ORGANIZATION AND AUTHORIZATION. Shareholder, if it is a corporation or trust, is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is formed. Shareholder possesses the requisite power and authority to execute, deliver, and perform this Agreement, to appoint Merger Sub and Parent (or any nominee thereof) as its Proxy (as defined below), and to consummate the transactions contemplated hereby. This Agreement has been duly authorized and validly executed and delivered by or on behalf of Shareholder and, assuming that it has been duly authorized and validly executed and delivered by Parent and Merger Sub, constitutes a legal, valid, and binding obligation of Shareholder, enforceable against Shareholder in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, and general equitable principles (whether considered in a proceeding in equity or at law). There is no beneficial owner of any of the Shares set forth opposite Shareholder's name on Exhibit A hereto or other beneficiary or holder of any other interest therein whose consent is required for the execution and delivery of this Agreement or for the consummation by Shareholder of the transactions contemplated hereby.

         SECTION 1.2 NO CONFLICTS; REQUIRED FILINGS AND CONSENTS. (a) The execution and delivery of this Agreement by Shareholder do not, and the performance of this Agreement by Shareholder will not, (i) conflict with or violate the charter documents or trust instruments of Shareholder, if applicable, (ii) conflict with or violate any law applicable to Shareholder or by which Shareholder or any of Shareholder's assets is bound or affected, or
(iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, acceleration, or cancellation of, or result in the creation of a lien or encumbrance on any assets of Shareholder (including, without limitation, the Shares) pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise, or other instrument or obligation to which Shareholder is a party or by which Shareholder or any of its assets are bound or affected. (b) The execution and delivery of this Agreement by Shareholder does not, and the performance of this Agreement by Shareholder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, other than necessary filings under the Securities Exchange Act of 1934, as amended.

         SECTION 1.3 TITLE TO SHARES. Shareholder is the sole record and beneficial owner of the Shares set forth opposite Shareholder's name on Exhibit A hereto, free and clear of any pledge, lien, security interest, mortgage, claim, proxy, voting restriction or other voting trust, agreement, understanding, or arrangement of any kind, right of first refusal or other limitation on disposition, adverse claim of ownership, or other encumbrance of any kind, other than restrictions imposed by securities laws or pursuant to this Agreement or the Merger Agreement. As of the date hereof, Shareholder does not own beneficially or of record any other Shares.

         SECTION 1.4 INFORMATION FOR OFFER DOCUMENTS AND PROXY STATEMENT. None of the information relating to Shareholder and its affiliates provided by or on behalf of Shareholder or its affiliates specifically for inclusion in the various documents to be filed with the Securities and Exchange Commission ("SEC") in connection with the transactions contemplated by the Merger Agreement (including, without limitation, the Schedule TO, Schedule 14D-9 and other documents filed with the SEC and delivered to Shareholders of the Company in connection with the Offer (the "Offer Documents"), and, if applicable, the proxy statement) will, at the respective times such documents are filed with the SEC or are first published, sent or given to Shareholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.


                                   ARTICLE 2

                             SHAREHOLDERS' COVENANTS


         Each Shareholder hereby severally (and not jointly) covenants to Parent and Merger Sub with respect to itself and the Shares its holds (as set forth on Exhibit A hereto) as follows:

         SECTION 2.1 VOTING OF SHARES. Shareholder hereby agrees that from the date hereof until the termination of the Agreement pursuant to Section 4.2 hereof (the "Term"), at any meeting of the Shareholders of the Company however called and in any action by written consent of the Shareholders of the Company, Shareholder shall vote its Shares (i) in favor of the Merger and the Merger Agreement, (ii) against any Acquisition Proposal (as defined in the Merger Agreement) and against any proposal for action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or which is reasonably likely to result in any of the Company's obligations under the Merger Agreement not being fulfilled, any change in the directors of the Company (except as contemplated by the Merger Agreement), any change in the present capitalization of the Company or any amendment to the Company's corporate structure or business, or any other action which could reasonably be expected to impede, interfere with, delay, postpone or materially adversely affect the transactions contemplated by this Agreement or the Merger Agreement or the likelihood of such transactions being consummated and (iii) in favor of any other matter necessary for consummation of the transactions contemplated by the Merger Agreement which is considered at any such meeting of Shareholders or in such consent, and in connection therewith to execute any documents which are necessary or appropriate in order to effectuate the foregoing, including the ability for Merger Sub or its nominee(s) to vote such Shareholder's Shares directly.

         SECTION 2.2 PROXY. Shareholder hereby revokes all prior proxies or powers of attorney with respect to any of its Shares. During the Term, Shareholder hereby constitutes and appoints

Parent and Merger Sub, or any nominee designated by Parent and Merger Sub, with full power of substitution and resubstitution at any time during the Term, as its true and lawful attorney and proxy ("Proxy"), for and in its name, place, and stead, to demand that the Secretary of the Company call a special meeting of the Shareholders of the Company for the purpose of considering any matter referred to in Section 2.1 and to vote each Share held by Shareholder as its Proxy in respect of any such matter, at every annual, special, adjourned, or postponed meeting of the Shareholders of the Company, including the right to sign its name (as Shareholder) to any consent, certificate, or other document relating to the Company that the law of the State of Delaware might permit or require. THE FOREGOING PROXY AND POWER OF ATTORNEY ARE IRREVOCABLE AND COUPLED WITH AN INTEREST THROUGHOUT THE TERM. Shareholder will take such further action and execute such other documents as may be necessary to effectuate the intent of this Section 2.2.

         SECTION 2.3 TENDER. Shareholder hereby agrees to tender in the Offer, prior to the expiration date thereof (the "Expiration Date"), all Shares of Company Common Stock owned beneficially and of record by it. Shareholder hereby acknowledges and agrees that Parent's and Merger Sub's obligation to accept for payment and pay for such Shares in the Offer is subject to the terms and conditions set forth in Annex B to the Merger Agreement.

         SECTION 2.4 RESTRICTIONS ON TRANSFER, PROXIES AND NON-INTERFERENCE. Shareholder hereby agrees, while this Agreement is in effect, and except for tendering the Shares in the Offer and as otherwise contemplated hereby, not to
(i) sell, transfer, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, encumbrance, assignment or other disposition of, any of the Shares, (ii) grant any proxies, deposit any Shares into a voting trust or enter into a voting agreement with respect to any Shares, or (iii) take any action that would make any representation or warranty of Shareholder contained herein untrue or incorrect in any material respect or have the effect of preventing or disabling Shareholder from performing Shareholder's obligations under this Agreement.

         SECTION 2.5 DISCLOSURE. Shareholder hereby authorizes Parent and Merger Sub to publish and disclose in the Offer Documents and, if approval of the Company's Shareholders is required under applicable law, the Company's proxy statement (including all documents and schedules filed with the SEC), its identity, its ownership securities of the Company, and the nature of its commitments, arrangements, and understandings under this Agreement.

         SECTION 2.6 NO SOLICITATION. Shareholder covenants and agrees that, during the Term, it shall not, directly or indirectly, solicit, initiate, knowingly encourage, or knowingly take any other action designed to facilitate any inquiries or the making of any proposal from any person (other than from Parent or Merger Sub) relating to (i) any acquisition of any Shares or (ii) any transaction that constitutes an Acquisition Proposal. Shareholder further covenants and agrees that, during the Term, it shall not and shall not permit its agents and other representatives to, participate in any discussions or negotiations (except with Parent or Merger Sub) regarding, or furnish to any person (other than Parent or Merger Sub) any information with respect to, or otherwise cooperate in any way with, or assist or participate in or knowingly facilitate or encourage, any effort or attempt by any person (other than Parent and Merger Sub) to make, any transaction (i) relating to any acquisition of any Shares, or (ii) that may constitute an Acquisition Proposal. Shareholder immediately shall cease and cause to be terminated all existing discussions or negotiations of Shareholder and its agents or other representatives with any person (other than Parent and Merger Sub) with respect to any of the foregoing. Shareholder shall notify Parent and Merger Sub promptly of any such proposal or offer, or any inquiry or contact with any person with respect thereto, of which it becomes aware and shall, in any such notice to Parent and Merger Sub, indicate in reasonable detail the identity of the person making such proposal, offer, inquiry, or contact and the material terms and conditions of such proposal, offer, inquiry, or contact. Notwithstanding any provision of this Section to the contrary and without limiting the generality of Section 2.7, Shareholder may, and if any agent or representative of Shareholder is a member of the Board of Directors of the Company, such member of the Board of Directors of the Company may, in his or her capacity as such director, take such actions, if any, as are permitted in such capacity by Section 5.3 of the Merger Agreement.

         SECTION 2.7 SHAREHOLDER CAPACITY. No person executing this Agreement who is or becomes during the term hereof a director or officer of the Company makes any agreement or understanding herein in his or her capacity as such director or officer. Each Shareholder signs solely in its capacity as the record holder and beneficial owner of such Shareholder's Shares and nothing herein shall limit or affect any actions taken by any Shareholder in such Shareholder's capacity as an officer or director of the Company. This Section 2.7 shall survive termination of this Agreement.


                                   ARTICLE 3

                            COMPANY SECURITIES OPTION


         SECTION 3.1 GRANT OF OPTION. In order to induce Parent and Merger Sub to enter into the Merger Agreement, each Shareholder hereby grants to Parent and Merger Sub an irrevocable option (the "Company Securities Option") to purchase the Shareholder's Shares at a cash price per Share equal to the Per Share Amount as defined in the Merger Agreement and used in this Agreement with the same meaning) (the "Per Share Amount") equal to $1.00 in cash or any higher price paid or to be paid by Parent or Merger Sub pursuant to the Offer or the Merger or prior to the termination of this Agreement pursuant to Section 4.2 below, but excluding any price paid to any Shareholder who exercises dissenters' rights in connection with the Merger. The Company Securities Option shall be exercisable pursuant to the terms of Section 3.2 below.

         SECTION 3.2 EXERCISE OF COMPANY SECURITIES OPTION. The Company Securities Option (i) shall become exercisable, in whole but not in part, for all Shares subject thereto (less any such Shares which Merger Sub has accepted for payment or paid for in the Offer) immediately after the expiration of the Offer (or, if for any reasons later, immediately after the expiration of the period, including any extensions thereof, during which shares of Company Common Stock tendered pursuant to the Offer may by the terms of the Offer be accepted or rejected) or, if later, the date on which there shall not be in effect any preliminary or final injunction or other order issued by any court or governmental, administrative, or regulatory agency or authority prohibiting the exercise of the Company Securities Option pursuant to this Agreement, if, but only if, Merger Sub has accepted for payment all shares of Company Common Stock tendered and not withdrawn in the Offer, and (ii) shall remain exercisable for a period of sixty (60) days after the first such date on which the Company Securities Option becomes exercisable pursuant to clause (i) of this sentence. If the Company Securities Option does not become exercisable under this Section 3.2 due to (a) the termination or withdrawal of the Offer prior to the Expiration Date (or the later date specified in the second parenthetical of this Section 3.2), or (b) the failure of Merger Sub to accept for payment all shares of Company Common Stock tendered and not withdrawn in the Offer, it shall be deemed to have expired. In the event that Parent or Merger Sub wishes to exercise the Company Securities Option, Parent or Merger Sub, prior to the expiration thereof, shall send a written notice to Shareholder identifying the place for the closing of such purchase at least two (2) business days prior to such closing.

                                   ARTICLE 4

                                  MISCELLANEOUS

         SECTION 4.1 DEFINITIONS. Terms used but not otherwise defined in this Agreement, have the meanings assigned to such terms in the Merger Agreement.

         SECTION 4.2 TERMINATION. This Agreement shall terminate and be of no further force and effect (i) by the written mutual consent of the parties hereto, or (ii) automatically and without any required action of the parties hereto upon the earlier to occur of (A) the Effective Time, (B) the closing of the exercise of the Company Securities Option or the expiration of the Company Securities Option, (C) the termination of the Merger Agreement in accordance with its terms, or (D) the acceptance for payment of all of the Shares pursuant to the Offer, whichever occurs earlier. The termination of this Agreement shall not relieve any party hereto from any liability for any breach of this Agreement prior to termination.

         SECTION 4.3 NOTICES. All notices and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given to Parent, Merger Sub and Company as specified in Section 9.1 of the Merger Agreement. If notice is to be made to a Shareholder, such notice must be sent to his or her address as set forth on Exhibit A hereto.

         SECTION 4.4 SEVERABILITY. In the event that any provision in this Agreement is held invalid, illegal, or unenforceable in a jurisdiction, such provision shall be modified or deleted as to the jurisdiction involved but only to the minimum extent necessary to render the same valid, legal, and enforceable. The validity, legality, and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality, or enforceability of such provision be affected thereby in any other jurisdiction.

         SECTION 4.5 ENTIRE AGREEMENT. This Agreement and the Merger Agreement, as it may be amended from time to time, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect thereto.

         SECTION 4.6 ASSIGNMENT. No party may assign or delegate this Agreement or any right, interest, or obligation hereunder; provided, that, Parent or Merger Sub, in its sole discretion, may assign or delegate its rights and obligations hereunder to any direct or indirect wholly-owned subsidiary of Parent.

         SECTION 4.7 NO THIRD-PARTY BENEFICIARIES. This Agreement shall be binding upon, inure solely to the benefit of, and be enforceable by only the parties hereto, their respective successors, and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any person, other than the parties hereto, their respective successors, and permitted assigns, any rights, remedies, obligations, or liabilities of any nature whatsoever.

         SECTION 4.8 WAIVER OF APPRAISAL RIGHTS. Shareholder hereby waives any rights of appraisal or rights to dissent from the Merger.

         SECTION 4.9 FURTHER ASSURANCE. Each party hereto shall execute and deliver such additional documents and take all such further action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

         SECTION 4.10 CERTAIN EVENTS. Shareholder agrees that this Agreement and the obligations hereunder shall attach to Shareholder's Shares and shall be binding upon any person or entity to which legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise. Notwithstanding any transfer of Shares, the transferor shall remain liable for the performance of all obligations under this Agreement.

         SECTION 4.11 NO WAIVER. The failure of any party hereto to exercise any right, power, or remedy provided under this Agreement or otherwise available at law or in equity, the failure of any party hereto to insist upon compliance by any other party hereto with its obligations hereunder, or the existence of any custom or practice of the parties at variance with the terms hereof shall not constitute a waiver by such party of its right to exercise any such or other right, power, or remedy or to demand such compliance.

         SECTION 4.12 SPECIFIC PERFORMANCE. The parties hereto acknowledge that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or otherwise breached. Accordingly, the parties agree that an aggrieved party shall be entitled to injunctive relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court having jurisdiction, this being in addition to any other right or remedy to which such party may be entitled under this Agreement, at law, or in equity.

         SECTION 4.13 GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without effect to provisions thereof relating to conflicts of law.

         SECTION 4.14 HEADINGS. The descriptive headings in this Agreement were included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

         SECTION 4.15 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         SECTION 4.16 SHARES NOT HELD OF RECORD. Every provision of this Agreement which requires a Shareholder to take action with respect to such Shareholder's Shares shall be interpreted to include a requirement that such Shareholder cause such action to be taken by the owner of record of any Shares beneficially owned by such Shareholder that such Shareholder does not hold of record.



               [Remainder of this page intentionally left blank.]

                  IN WITNESS WHEREOF, the parties hereto have each caused this Agreement to be executed in a manner sufficient to bind them as of the date first written above.

                        E-MEDSOFT.COM.


                        By:
                               ----------------------------------------
                        Name:  Frank Magliochetti
                        Title: President and Co-Chief Executive Officer


                        TLC ACQUISITION CORPORATION.


                        By:
                               ----------------------------------------
                        Name:  Frank Magliochetti
                        Title: President


                        SHAREHOLDER


                        By:
                               ----------------------------------------
                        Name:  Stephen Savitsky


                        SHAREHOLDER


                        By:
                               ----------------------------------------
                        Name:  Dale R. Clift


                        SHAREHOLDER


                        By:
                               ----------------------------------------
                        Name:  Willard T. Derr


                        SHAREHOLDER


                        By:
                               ----------------------------------------
                        Name:  David Savitsky

                        SHAREHOLDER


                        By:
                               ----------------------------------------
                        Name:  Bernard J. Firestone, Ph.D.


                        SHAREHOLDER


                        By:
                               ----------------------------------------
                        Name:  Jonathan Halpert, Ph.D.


                        SHAREHOLDER


                        By:
                               ----------------------------------------
                        Name:  Sandra Parshall


                        SHAREHOLDER


                        By:
                               ----------------------------------------
                        Name:  Renee J. Silver, Esq.